Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766

or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID REPORTS NET INCOME OF $41.4 MILLION AND ADJUSTED EBITDA

OF $282.6 MILLION FOR FIRST QUARTER FISCAL 2015

•	First Quarter Net Income of $41.4 Million and Net Income per Diluted Share of $0.04, Compared to Prior Year’s First Quarter Net Income of $89.7 Million and Net Income per Diluted Share of $0.09

•	First Quarter Adjusted EBITDA of $282.6 Million Compared to Adjusted EBITDA of $344.8 Million in Prior First Quarter

•	Rite Aid Confirms Outlook for Fiscal 2015

CAMP HILL, Pa. (June 19, 2014) - Rite Aid Corporation (NYSE: RAD) today reported operating results for its fiscal first quarter ended May 31, 2014. The company reported revenues of $6.5 billion, net income of $41.4 million or $0.04 per diluted share, and Adjusted EBITDA of $282.6 million, or 4.4 percent of revenues.

“In the first quarter, we delivered a strong store operating performance, highlighted by increases in same-store sales and same-store prescription count,” said Rite Aid Chairman and CEO John Standley. “As we work through managing the higher-than-expected drug costs and reimbursement rate pressure that affected our financial results for the quarter, we remain focused on executing our strategy to expand our health care offering and transform Rite Aid into a growing retail health care company.”

-MORE-

Rite Aid FY 2015 Q1 Press Release - page 2

First Quarter Summary

Revenues for the quarter were $6.5 billion versus revenues of $6.3 billion in the prior year’s first quarter. Revenues increased 2.7 percent primarily as a result of an increase in pharmacy same store sales.

Same store sales for the quarter increased 3.1 percent over the prior year. Front-end same store sales were flat compared to the prior-year period while pharmacy same store sales increased 4.6 percent. Pharmacy sales included an approximate 143 basis point negative impact from new generic introductions. The number of prescriptions filled in same stores increased 2.3 percent over the prior year period. Prescription sales accounted for 68.4 percent of total drugstore sales, and third party prescription revenue was 97.4 percent of pharmacy sales.

Net income was $41.4 million or $0.04 per diluted share compared to last year’s first quarter net income of $89.7 million or $0.09 per diluted share. The decline in net income resulted primarily from a decrease in Adjusted EBITDA and higher income tax expense, partially offset by lower interest expense and a lower LIFO charge.

Adjusted EBITDA (which is reconciled to net income on the attached table) was $282.6 million or 4.4 percent of revenues for the first quarter compared to $344.8 million or 5.5 percent of revenues for the like period last year. The decrease in Adjusted EBITDA was driven by a reduction in pharmacy gross profit due to lower reimbursement rates that were not offset with reductions in generic costs, as well as higher salary and payroll related expenses.

In the first quarter, the company relocated 3 stores, remodeled 105 stores and expanded 1 store, bringing the total number of wellness stores chainwide to 1,325. The company also acquired 1 store and closed 7 stores, resulting in a total store count of 4,581 at the end of the first quarter.

Rite Aid Confirms Fiscal 2015 Guidance

Rite Aid has confirmed its fiscal 2015 guidance, which was updated on June 5, 2014. Sales are expected to be between $26.0 billion and $26.5 billion and same store sales to range from an increase of 2.50 percent to an increase of 4.50 percent over fiscal 2014. Adjusted EBITDA (which is reconciled to net income on the attached table) guidance is expected to be between $1.275 billion and $1.350 billion and net income is expected to be between $298.0 million and $408.0 million or income per diluted share of $0.30 to $0.40. Capital expenditures are expected to be approximately $525 million.

-More-

Rite Aid FY 2015 Q1 Press Release - page 3

Conference Call Broadcast

Rite Aid will hold an analyst call at 8:30 a.m. Eastern Time today with remarks by Rite Aid's management team. The call will be simulcast via the internet and can be accessed through the websites www.riteaid.com in the conference call section of investor information and www.StreetEvents.com. Slides related to materials discussed on the call will be available on both sites. A playback of the call will be available on both sites starting at 12 p.m. Eastern Time today. A playback of the call will also be available by telephone beginning at 12 p.m. Eastern Time today until 11:59 p.m. Eastern Time on June 21, 2014. The playback number is 1-855-859-2056 from within the U.S. and Canada or 1-404-537-3406 from outside the U.S. and Canada with the eight-digit reservation number 55899846.

Rite Aid is one of the nation’s leading drugstore chains with 4,581 stores in 31 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through Rite Aid’s website at www.riteaid.com.

Statements, including guidance, in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the impact of private and public third-party payers continued reduction in prescription drug reimbursements and efforts to encourage mail order, our ability to manage expenses and our investments in working capital, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

See the attached table for a reconciliation of a non-GAAP financial measure, Adjusted EBITDA to net income, the most comparable GAAP financial measure. We define Adjusted EBITDA as net income excluding the impact of income taxes (and any corresponding adjustments to tax indemnification asset), interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, debt retirements and other items (including stock-based compensation expense, sale of assets and investments and revenue deferrals related to our customer loyalty program).

###

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	May 31, 2014	March 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$166,003	$146,406
Accounts receivable, net	910,624	949,062
Inventories, net of LIFO reserve of $1,020,126 and $1,018,581	2,933,316	2,993,948
Prepaid expenses and other current assets	188,593	195,709
Total current assets	4,198,536	4,285,125
Property, plant and equipment, net	1,974,204	1,957,329
Goodwill	83,971	-
Other intangibles, net	420,507	431,227
Other assets	269,299	271,190
Total assets	$6,946,517	$6,944,871

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$112,818	$49,174
Accounts payable	1,364,271	1,292,419
Accrued salaries, wages and other current liabilities	1,078,442	1,165,859
Total current liabilities	2,555,531	2,507,452
Long-term debt, less current maturities	5,519,580	5,632,798
Lease financing obligations, less current maturities	71,988	75,171
Other noncurrent liabilities	845,772	843,152
Total liabilities	8,992,871	9,058,573

Commitments and contingencies	-	-
Stockholders' deficit:
Common stock	978,038	971,331
Additional paid-in capital	4,486,685	4,468,149
Accumulated deficit	(7,474,402)	(7,515,848)
Accumulated other comprehensive loss	(36,675)	(37,334)
Total stockholders' deficit	(2,046,354)	(2,113,702)
Total liabilities and stockholders' deficit	$6,946,517	$6,944,871

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Thirteen weeks ended May 31, 2014	Thirteen weeks ended June 1, 2013
Revenues	$6,465,531	$6,293,057
Costs and expenses:
Cost of goods sold	4,662,552	4,472,066
Selling, general and administrative expenses	1,644,354	1,609,261
Lease termination and impairment charges	4,848	10,972
Interest expense	100,820	113,064
Gain on sale of assets, net	(370)	(5,180)

	6,412,204	6,200,183

Income before income taxes	53,327	92,874
Income tax expense	11,881	3,212
Net income	$41,446	$89,662

Basic and diluted earnings per share:

Numerator for earnings per share:
Net income	$41,446	$89,662
Accretion of redeemable preferred stock	-	(25)
Cumulative preferred stock dividends	-	(2,732)
Income attributable to common stockholders - basic	41,446	86,905
Add back - Interest on convertible notes	-	1,364
Add back - Cumulative preferred stock dividends	-	2,732
Income attributable to common stockholders - diluted	$41,446	$91,001

Denominator:
Basic weighted average shares	963,332	893,871
Outstanding options and restricted shares, net	33,222	38,812
Convertible preferred stock	-	33,605
Convertible notes	-	24,800

Diluted weighted average shares	996,554	991,088

Basic income per share	$0.04	$0.10
Diluted income per share	$0.04	$0.09

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(unaudited)

	Thirteen weeks ended May 31, 2014	Thirteen weeks ended June 1, 2013
Net income	$41,446	$89,662
Other comprehensive income:
Defined benefit pension plans:
Amortization of prior service cost, net transition obligation and net actuarial losses included in net periodic pension cost	659	1,263
Total other comprehensive income	659	1,263
Comprehensive income	$42,105	$90,925

RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL OPERATING AND CASH FLOW  INFORMATION
(Dollars in thousands, except per share amounts)
(unaudited)

	Thirteen weeks ended May 31, 2014	Thirteen weeks ended June 1, 2013

SUPPLEMENTAL OPERATING INFORMATION

Revenues	$6,465,531	$6,293,057
Cost of goods sold	4,662,552	4,472,066
Gross profit	1,802,979	1,820,991
LIFO charge	1,545	12,000
FIFO gross profit	1,804,524	1,832,991

Gross profit as a percentage of revenues	27.89%	28.94%
LIFO charge as a percentage of revenues	0.02%	0.19%
FIFO gross profit as a percentage of revenues	27.91%	29.13%

Selling, general and administrative expenses	1,644,354	1,609,261
Selling, general and administrative expenses as a percentage of revenues	25.43%	25.57%

Cash interest expense	96,435	108,548
Non-cash interest expense	4,385	4,516
Total interest expense	100,820	113,064

Adjusted EBITDA	282,613	344,778
Adjusted EBITDA as a percentage of revenues	4.37%	5.48%

Net income	41,446	89,662
Net income as a percentage of revenues	0.64%	1.42%

Total debt	5,704,386	5,911,665
Invested cash	1,990	1,289
Total debt net of invested cash	5,702,396	5,910,376

SUPPLEMENTAL CASH FLOW INFORMATION

Payments for property, plant and equipment	94,342	80,906
Intangible assets acquired	19,586	11,786
Total cash capital expenditures	113,928	92,692
Equipment financed under capital leases	1,683	5,373
Gross capital expenditures	$115,611	$98,065

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(In thousands)

	Thirteen weeks ended May 31, 2014	Thirteen weeks ended June 1, 2013

Reconciliation of net income to adjusted EBITDA:
Net income	$41,446	$89,662
Adjustments:
Interest expense	100,820	113,064
Income tax expense	11,881	3,212
Depreciation and amortization	103,105	101,246
LIFO charge	1,545	12,000
Lease termination and impairment charges	4,848	10,972
Other	18,968	14,622
Adjusted EBITDA	$282,613	$344,778
Percent of revenues	4.37%	5.48%

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Thirteen weeks ended May 31, 2014	Thirteen weeks ended June 1, 2013

OPERATING ACTIVITIES:
Net income	$41,446	$89,662
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	103,105	101,246
Lease termination and impairment charges	4,848	10,972
LIFO charge	1,545	12,000
Gain on sale of assets, net	(370)	(5,180)
Stock-based compensation expense	4,156	4,240
Excess tax benefit on stock options	(10,522)	-
Changes in operating assets and liabilities:
Accounts receivable	41,347	47,797
Inventories	59,375	6,935
Accounts payable	86,324	(15,547)
Other assets and liabilities, net	(91,506)	(67,678)
Net cash provided by operating activities	239,748	184,447
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(94,342)	(80,906)
Intangible assets acquired	(19,586)	(11,786)
Acquisition of Health Dialog and RediClinic, net of cash acquired	(65,306)	-
Proceeds from sale-leaseback transactions	-	3,989
Proceeds from dispositions of assets and investments	1,873	6,610
Net cash used in investing activities	(177,361)	(82,093)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,152,293	-
Net payments to revolver	(49,000)	(123,000)
Principal payments on long-term debt	(1,157,443)	(4,378)
Change in zero balance cash accounts	(8,578)	(867)
Net proceeds from the issuance of common stock	10,904	6,744
Excess tax benefit on stock options	10,522	-
Deferred financing costs paid	(1,488)	(1,403)
Net cash used in financing activities	(42,790)	(122,904)
Increase (decrease) in cash and cash equivalents	19,597	(20,550)
Cash and cash equivalents, beginning of period	146,406	129,452
Cash and cash equivalents, end of period	$166,003	$108,902

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME GUIDANCE TO ADJUSTED EBITDA GUIDANCE
YEAR ENDING FEBRUARY 28, 2015
(In thousands, except per share amounts)

	Guidance Range
	Low	High

Sales	$26,000,000	$26,500,000

Same store sales	2.50%	4.50%

Gross capital expenditures	$525,000	$525,000

Reconciliation of net income to adjusted EBITDA:
Net income	$298,000	$408,000
Adjustments:
Interest expense	390,000	390,000
Income tax expense	70,000	60,000
Depreciation and amortization	411,000	409,000
LIFO charge	15,000	-
Store closing and impairment charges	55,000	50,000
Loss on debt retirement	17,000	17,000
Other	19,000	16,000
Adjusted EBITDA	$1,275,000	$1,350,000

Diluted income per share	$0.30	$0.40